WorldGate’s Second Quarter 2010 Earnings Conference Call

George’s Introduction
Hello everyone and welcome to WorldGate’s second quarter 2010 earnings conference call.   As a reminder, today’s call is being recorded.  On the call with me today is Chris Vitale, our Senior Vice President and General Counsel, Joel Boyarski, our principal accounting and financial officer and Jim Dole, our new Chief Financial Officer.

First let me introduce Chris.

Chris Vitale
Thank you, George.   Hello everyone.

WorldGate intends to utilize the Safe Harbor provisions of the United States Private Securities Litigation Reform Act of 1995 with respect to the forward-looking statements made during this presentation. The forward-looking statements include statements regarding WorldGate's operating strategy going forward.  These statements are based on WorldGate's current expectations and are subject to risks and uncertainties set forth in WorldGate's 2009 Annual Report on Form 10-K.  As a result, WorldGate's actual results could differ materially from these statements. This presentation is being made on the 24th of August, 2010.  The content of this presentation contains time-sensitive information that is accurate only as of the time hereof. If any portion of this presentation is rebroadcast, retransmitted or redistributed at a later date, WorldGate will not be reviewing or updating the material that is contained herein.

George
Thank you, Chris.

I’d like to start the call off with some very exciting news.  Earlier today we received official notice from ACN that our new Ojo Vision Digital Video Phone has passed their network certification and technical acceptance process.  What makes this especially significant is that this acceptance formally fulfills the last remaining condition to ACN’s agreement to purchase a minimum of 300,000 Ojo Vision Video Phones.  Already, we have shipped more than $7.8 million Ojo Vision Video Phones to ACN in the second quarter, and they continue to order and we continue to produce and ship thousands of new video phones for them monthly.  To the best of my knowledge and the knowledge of everyone involved in our two companies, this is the largest agreement for the purchase of video phones in the world.  For WorldGate and indeed for video telephony in the telecommunications industry, this represents an important milestone.  We’ll be going into more detail on this and the other positive impacts that result from this certification throughout today’s call.

Now let’s transition to the financial results portion of our call and take a few moments to review a couple of changes we made in our finance team last month.  We announced that our CFO, Mr. Joel Boyarski, would be retiring from WorldGate at the end of October, and at the same time announced our new CFO, Mr. Jim Dole.  During this transition period, Joel has remained very active as our principal accounting officer and principal financial officer and is now serving in a senior advisory role until his retirement.

I want to express our company’s very sincere appreciation to Joel for his service, his many contributions, and his personal commitment to the success of WorldGate over the past decade.  Joel has been an important member of the senior management team and was instrumental in leading WorldGate’s financial operations.  Joel, I know this is your last conference call with WorldGate and I’d like to give you a moment to say a few words.

Joel

George
Joel, again thank you very much and we all wish you the very best.

Now I am going to turn the call over to our new Chief Financial Officer, Jim Dole.  It was clear to us that Jim’s extensive telecom service industry experience with more than 25 years of strategic planning, mergers and acquisitions, business development, financial management and capital markets experience, combined with his success as an enterprising, forward-thinking, results-driven entrepreneur, made him the ideal Chief Financial Officer for WorldGate.

I have asked him to share with you his thoughts on why he joined our company, and to then review the second quarter financial results.    Jim…….

Jim
Thank you George for the introduction.

Good afternoon everyone.  I wanted to begin my comments by mentioning how pleased I am to be joining WorldGate.  I’m excited to be involved in a company that is well positioned to take advantage of what looks to me as an exploding market for video applications.  I couldn’t be happier in working with George and the rest of the great team at WorldGate to help grow the company in this dynamic environment.

What I would like to discuss today is our 2nd quarter 2010 financial results and briefly highlight the impact of new product shipments on the June 30 balance sheet and the impact of the subsequent certification of the phones by ACN will have on our financial statements.  Lastly I will discuss the increase in the WGI revolving loan agreement that took place several days ago.

2010 Financials

Let me start with a review of the financial results.  The company has been hard at work this last year developing and refining its newest voice and video product and service offerings which, as you will hear about today, is now being actively rolled out to market.  As we walk through the financials I will point out some of the impacts of these development efforts.

Revenue for the quarter ended June 30, 2010 were $124 thousand reflecting a decrease of 13% when compared to 2009’s second quarter results and a sequential decline over the first quarter of 2010 of 57% .  The decline in revenue is primarily attributable to decreased shipments of our legacy phones as we reposition to sell our new products.

Gross margin in the second quarter were $92 thousand reflecting a 33% decrease when compared to 2009’s second quarter results and a 16% sequential decline versus the first quarter of 2010.  The decrease in gross margin is primarily attributable to the decline in the revenue previously discussed.

 Operating expenses for the quarter ended June 30, 2010 were approximately $2.8 million reflecting a 12% increase when compared to the second quarter of 2009 and a 1.8% decrease versus the operating expenditures reported in the first quarter of 2010.  The increase in operating expense versus 2009 reflects increased staffing, especially in our engineering and sales functions, as we invest in completing development of our new products and continue to build our sales distribution capabilities.  The 1.8% decrease from first quarter to the second quarter reflects continued investment in our sales capabilities offset by a decrease in General and Administrative staffing and expense.

The net loss for the period ending June 30, 2010 was approximately $3 million compared to a loss in the second quarter of 2009 of approximately $4.3 million and a loss of approximately $2.8 million in the first quarter of 2010.

Cash at the end of the quarter was approximately $630 thousand and the revolving loan balance was $2 million.

Certification

Let me now turn to the news regarding the shipping of the new phone and how the recent formal product acceptance will impact the financial statements. WorldGate began shipping the new phone to ACN in May and shipped $7.8 million of units during the 2nd quarter.  No revenue was recognized in the 2nd quarter related to the shipment of phones as ACN had not yet indicated acceptance of the product in accordance with the terms of the Master Purchase Agreement.  Instead, WorldGate recorded approximately $7.8 million of deferred revenue related to the shipments.

Now that ACN has indicated full product acceptance we will begin to recognize revenue immediately upon future shipments of phones to ACN.  Likewise the $7.8 million in deferred revenue from the 2nd quarter shipments and the associated costs will flow through the 3rd quarter income statement.  The product acceptance also will trigger the revenue recognition of $1.2 million in software development funds which was also included on the balance sheet in deferred revenue at the end of the 2nd quarter.

Revenue generated from sales to ACN will be reduced to reflect the fair value of the ACN 2009 Warrant and ACN 2010 Warrant earned through the shipment and acceptance of phones to ACN.  The pro rata value of the warrants earned in relation to the units shipped in the 2nd quarter was approximately $2.8M.

Liquidity

I would now like to review a recent step we have taken to improve our liquidity to help support our transition efforts as we introduce the new products.

On August 11, 2010 WGI Investor LLC agreed to increase the revolving line of credit by $2 million, bringing the total commitment to $7 million.  In addition, the master purchase agreement as amended on March 30, 2010 provided two other initiatives that assist in funding the Company.  The amendments included:

1.	ACN will pay WorldGate 50% of the purchase price for video phones ordered five weeks in advance of delivery of the phones to ACN. The remaining 50% of the purchase price will be paid upon delivery.

2.	ACN was to have begun to order up to 80 thousand video phones as soon as practicable after we provided a demonstration of a working video phone.

As I stated earlier, ACN began to order phones in May of this year.  Now with the final acceptance of the video phone in hand, ACN is obligated to purchase the remaining balance of its 300,000 phone commitment.

We feel the increase in the line to $7 million along with the other funding initiatives, including the ongoing profits from sales to ACN as they purchase the balance of 300,000 video phones not yet shipped at the end of the 2nd Quarter, the advance payment terms provided by ACN as they order phones, and potential sales from other distribution channels we are developing provide us with the financial foundation necessary to begin to grow the company.

As a matter of course, we continually evaluate our business, our various options to drive growth and consider where we need to make additional investments.  So while we believe we have sufficient funding to run the business today, we continue to evaluate the needs and opportunities of our business plan and the funding support they require.

We also view the potential of a reverse stock split discussed on the last call and 2010 1st quarter 10-Q through the same lens.  Our execution of a reverse stock split will depend on when we believe it will contribute most to the business.  At this point, we haven’t believed the timing is right to execute a stock split and we will continue to evaluate the potential as we move forward in implementing our business plan.

With that I would now like to turn the call back over to George.

George
Thank you, Jim.

Since our last call a few months ago, we are seeing a significant acceleration in the industry and market activity for video communications.  Recent announcements from equipment providers like Polycom, Cisco and most recently Apple’s Face-Time mobile-to-mobile video calling launch, with expected coming soon announcements from several other mobile providers, all clearly reflect the increasing demand and importance of real-time video communications in our everyday lives.  Higher speed fixed and wireless broadband networks, increases in digital telephony subscribers and business and residential consumers are all driving forces behind the coming growth in the video communications market.  A market that I believe is already proven and clearly on the move, but one that is still in the early adaptor stage.

And now with the certification and successful deployment in volume of our new Ojo Vision Digital Video Phone by ACN and the imminent launch of our own Ojo Services Digital Phone Service using our new Ojo Vision Digital Video Phone, WorldGate has entered a new phase in the history of our company.

Let me now share with you a quick update on our business progress.

Next Generation Digital Video Phone Platform
First and foremost is the development and deployment of our new video hardware and software platform and our new Ojo Vision Digital Video Phone.  As mentioned earlier, today we received official certification and technical acceptance from ACN.  ACN has been a true partner in the development and testing of our new Ojo Vision Digital Video Phone and we look forward to a wonderful and growing relationship.

While we are very pleased with the acceptance by ACN, we do recognize this acceptance is approximately two months later than we had planned.  This is because we are committed to delivering only the highest quality, true-to-life video communications experience possible. Further, the immediate roll-out of this product to the extensive existing base of ACN customers required the absolute highest standards of robustness to the widely varying network and bandwidth conditions found in people’s homes. Observing the initial deployments of the tens of thousands of units we’ve already shipped to ACN, I believe that this additional effort has produced not only a successful and smooth introduction for ACN but has resulted in taking the video quality and end user experience to a new level.

In addition to finalizing and launching ACN’s branded version of our new Ojo Vision Digital Video Phone, which they market under their brand as the IRIS V Video Phone, we also finalized, moved into production and started shipping the Ojo Vision Digital Video Phone to our current Ojo Services partners and their customers just last week.   Please go to www.ojophone.com to learn more about our various service offerings featuring our new video phone.

As you can imagine, many of our current and prospective Agent, Wholesale and OEM partners have been waiting for the delivery of our new Ojo Vision Digital Video Phone.  And now that we have that in hand, here is how we are we are moving forward with them.

First our OEM prospects - Within the next couple of weeks, we will complete the software development necessary to open-up the software of our Ojo Vision Digital Video Phones to OEM providers, allowing them to easily configure and provision our video phone based on their unique network requirements.  Beginning with our current list of prospects, this allows us to start working with potential OEM partners in their own labs on their evaluation of our new Ojo Vision video phone.  As you can imagine, each engagement is technically intensive and varies significantly in terms of both scope and complexity.  Depending on each prospective partner’s evaluation process, product planning calendars and go-to-market approaches, a successful implementation will take from three months to as long as a year.

For our Agent and Wholesale prospects, in addition to preparing the video phone, we also began to prepare our “Turn-Key” Digital Voice and Video Phone Services platform.  We turned up the first couple of our Agent partners earlier this year on our new services platform using an existing 3rd party video phone called the Iris 3000.  This allowed us to test and exercise our new platform and all of the associated ordering, provisioning, billing, network and customer care systems in a closely monitored production environment.  And as we neared the launch of our new video phone, we updated all of our systems and made the necessary changes to be ready.  And on Monday of last week we successfully completed the integration and launched our new Ojo Vision Digital Video Phone with our new Ojo Services “Turn-Key” Digital Voice and Video Phone Services.  This has also allowed us to start shipping Ojo Vision Digital Video Phones to our prospects for their evaluations.  Our challenge in this agent market align well with the traditional pros and cons of indirect sales channels: they are an efficient way to reach a large market without large upfront investment but require time to recruit, train, and become productive especially in a new market category. And much like our OEM partner prospects, a successful evaluation and implementation with our Agent and Wholesale prospects will take from three to nine months depending on the their unique go-to-market requirements.

As you can see we have been busy preparing for our launch.  And starting in early September, after Labor Day, you’ll see the official Ojo Vision Digital Video Phone “General Availability Announcement” press release.  This will also mark the beginning of our ongoing PR program to communicate our differentiated and compelling video communication service offerings.

Helping to pull everything together as we expand our market presence, our sales and distribution channels and our technological leadership, we announced our new brand strategy and new corporate website earlier this month.

Going forward, WorldGate is the holding company while our brand in the marketplace will be “Ojo”. WorldGate itself will be organized into two divisions: Ojo Labs and Ojo Services.
•	Ojo Labs designs and develops innovative digital video phones featuring high quality, real-time, two-way video.
•	Ojo Services provides a turn-key communication services platform supplying complete back-end support services with best-in-class customer service.
•	Ojo Labs, Ojo Services, Ojo Vision, Ojo Pro Vision, Ojo Video and Ojo Quality are current brand names that you’ll be seeing at different times in the market.

We are also starting to leverage Twitter, Facebook and soon You Tube to help us promote Ojo and video telephony.   Please see all of this and more by going to www.ojoservices.com.

Summary
I’d like to close my prepared remarks by reviewing some of the key take-away points:
•	Our financial foundation continues to get stronger.
•	We have certification from our largest customer, ACN, and have shipped and continue to ship to them thousands of new video phones monthly.
•
Having received this certification from ACN’s OEM agreement, we launched our own next generation Ojo Vision Digital Video Phone and started shipping our new Ojo Vision Digital Video Phone to our customers as part of our newly updated Turn-Key Digital Video Phone Services platform.

•	We launched our new corporate and Ojo Services websites at www.ojophone.com and www.ojoservices.com and have started our new market awareness PR program.
•
We kicked off customer evaluations of our new video phone with some of our prospective Agent and Wholesale customers and will be working with them towards successful market implementations over the coming months and quarters.

•
Over the next couple of weeks we will complete the software development for our OEM evaluation program and will begin working with an existing and pre-qualified list of OEM prospects on their technical lab evaluations.

As you can see, we’ve achieved a significant milestone in the completion of the certification and multi-million dollar initial shipments to ACN and are now transitioning to our post-launch sales and marketing activities.  Having in hand our new product successfully deployed into a major partner’s customer base in high volume and the network service infrastructure we’ve built, I’m eager to take on the challenge of building additional robust partnerships from the list of sales prospects we’ve already engaged this year as well as future ones

At this point I am going to ask the operator to come back and help us as we open the call for Questions and Answers.